Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road Melville, NY 11747 (631) 465-3600

PARK ELECTROCHEMICAL CORP. REPORTS SECOND QUARTER RESULTS

Melville, New York, Friday, September 25, 2009......Park Electrochemical Corp. (NYSE-PKE) reported sales of $42,518,000 for its 2010 fiscal year second quarter ended August 30, 2009 compared to sales of $55,599,000 for last fiscal year’s second quarter ended August 31, 2008.  Park’s sales for the first six months were $79,215,000 compared to sales of $115,399,000 for last year’s first six months.

Park reported net earnings of $4,755,000 for the second quarter ended August 30, 2009 compared to net earnings of $4,937,000 for last year’s second quarter.

For the six months ended August 30, 2009, Park reported net earnings of $7,829,000 compared to net earnings of $12,494,000 for last year’s first six-month period.

Park's basic and diluted earnings per share were $0.23 and $0.38 for the second quarter and first six-month period ended August 30, 2009 compared to basic and diluted earnings per share of $0.24 and $0.61 for last year’s second quarter and six-month period.

The gross profit as a percentage of sales was 25.7% and 25.4% for the second quarter and first six-month period ended August 30, 2009 compared to 19.7% and 22.1% for last year’s second quarter and six-month period. Interest income was $205,000 and $893,000 for the second quarter and first six-month period ended August 30, 2009 compared to $1,692,000 and $3,364,000 for last year’s second quarter and six-month period.

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EDT today. Forward-looking and other material information may be discussed in this conference call. The conference call dial-in number is (877) 685-2329 in the United States and Canada and (706) 634-2174 in other countries and the required passcode is 31843659.

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EDT today through 11:59 p.m. EDT on Wednesday, September 30, 2009. The conference call replay can be accessed by dialing (800) 642-1687 in the United States and Canada and (706) 645-9291 in other countries and entering passcode 31843659 or on the Company's web site at www.parkelectro.com/investor/investor.html.

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company’s web site at www.parkelectro.com/investor/investor.html.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies principally for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. Park also specializes in the manufacture of complex composite aircraft and space vehicle parts. The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, Kansas, Arizona, California and Washington.

Additional corporate information is available on the Company’s web site at www.parkelectro.com.

The performance table (in thousands, except per share amounts–unaudited):

	13 weeks Ended		26 weeks Ended
	8/30/09	8/31/08	8/30/09	8/31/08

Sales	$42,518	$55,599	$79,215	$115,399

Net Earnings	$4,755	$4,937	$7,829	$12,494

Basic and Diluted Earnings Per Share:	$0.23	$0.24	$0.38	$0.61
Weighted Average Shares Outstanding:
Basic	20,534	20,458	20,503	20,412
Diluted	20,554	20,520	20,518	20,475

The comparative balance sheets (in thousands):

	8/30/09	3/01/09
	(unaudited)
Assets
Current Assets
Cash and Marketable Securities	$233,682	$225,294
Accounts Receivable, Net	23,136	22,433
Inventories	11,008	10,677
Other Current Assets	2,698	5,527

Total Current Assets	270,524	263,931

Fixed Assets, Net	46,646	48,777
Other Assets	15,863	14,871

Total Assets	$333,033	$327,579

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable	$10,231	$8,480
Accrued Liabilities	9,122	11,425
Dividends Payable	2,054	-
Income Taxes Payable	4,285	4,381

Total Current Liabilities	25,692	24,286

Deferred Income Taxes	3,926	3,927
Restructuring Accruals and Other Liabilities	3,199	3,657

Total Liabilities	32,817	31,870

Stockholders’ Equity	300,216	295,709

Total Liabilities and Stockholders' Equity	$333,033	$327,579

Equity Per Share	$14.62	$14.45

Detailed operating information (in thousands – unaudited):

	13 Weeks Ended		26 Weeks Ended
	8/30/09	8/31/08	8/30/09	8/31/08
Net Sales	$42,518	$55,599	$79,215	$115,399
Cost of Sales	31,570	44,646	59,059	89,873
%	74.3%	80.3%	74.6%	77.9%

Gross Profit	10,948	10,953	20,156	25,526
%	25.7%	19.7%	25.4%	22.1%

Selling, General and Administrative
Expenses	5,203	6,170	11,120	12,504
%	12.2%	11.1%	14.0%	10.8%

Earnings from Operations	5,745	4,783	9,036	13,022
%	13.5%	8.6%	11.4%	11.3%

Other Income	205	1,692	893	3,364
%	0.5%	3.0%	1.1%	2.9%

Earnings Before Income Taxes	5,950	6,475	9,929	16,386
%	14.0%	11.6%	12.5%	14.2%

Income Tax Provision	1,195	1,538	2,100	3,892
Effective Tax Rate	20.1%	23.8%	21.2%	23.8%

Net Earnings	4,755	4,937	7,829	12,494
%	11.2%	8.9%	9.9%	10.8%

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